EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the 13-week periods ended March 30, 2008 and April 1, 2007

(Dollar amounts in millions)

	THIRTEEN WEEKS ENDED
	MARCH 30, 2008	APRIL 1, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(243)	$18
Add: interest portion of rental expense	11	11
Deduct: undistributed (earnings) loss of equity affiliates and minority interest in income of subsidiaries	35	(10)

Available earnings (loss)	$(197)	$19

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	130	128
Weyerhaeuser Real Estate Company and other related subsidiaries	14	13

Subtotal	144	141
Less: intercompany interest	(2)	(1)

Total interest expense incurred	142	140
Amortization of debt expense	2	3
Interest portion of rental expense	11	11

Total fixed charges	$155	$154

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(352)	$(135)

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the 13-week periods ended March 30, 2008 and April 1, 2007

(Dollar amounts in thousands)

	THIRTEEN WEEKS ENDED
	MARCH 30, 2008	APRIL 1, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(251)	$9
Add: interest portion of rental expense	9	9
Deduct: undistributed loss of equity affiliates and minority interest in income of subsidiaries	8	4
Deduct: undistributed (earnings) loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	74	(57)

Available loss	$(160)	$(35)

Fixed charges:
Interest expense incurred	130	128
Amortization of debt expense	2	3
Interest portion of rental expense	9	9

Total fixed charges	$141	$140

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(301)	$(175)